Stillwater Mining Reports Profit for Third Quarter

COLUMBUS, MT -- (Marketwire - November 05, 2009) - STILLWATER MINING COMPANY (NYSE: SWC) today reported net profit for the 2009 third quarter of $4.4 million, or $0.05 per diluted share, on revenues of $112.0 million. This compares to third quarter 2008 net income of $0.1 million, or less than $0.01 per diluted share, on revenues of $254.2 million. Although the 2009 third quarter reflects sharply lower PGM prices and much lower recycling volumes processed than last year's third quarter, the significant improvements in costs of production have contributed significantly towards the profitability.

For the first nine months of 2009, Stillwater Mining Company (the "Company") reported a net loss of $3.0 million, or $0.03 per diluted share, on revenues of $292.6 million. In the first nine months of 2008, the Company reported net income of $19.2 million, or $0.21 per diluted share, on revenues of $673.7 million. On the whole, the first nine months of 2009 were characterized by much lower PGM prices and lower volume in the Company's recycling segment than in the same period last year, again offset in part by significant improvements in costs of production.

Operations at both of the Company's mines were restructured in late 2008 in response to the worldwide financial crisis and falling PGM prices in order to reduce costs and improve productivity. Reflecting the Company's restructuring efforts, production of palladium and platinum at the Company's Stillwater Mine increased to 95,100 ounces in the third quarter of 2009 at a total cash cost of $344 per ounce(1), compared to 83,800 ounces in the same quarter of 2008 at a total cash cost of $331 per ounce. Stillwater Mine's higher production benefited from a restructuring plan that redeployed miners from the East Boulder Mine, with offsetting reductions in support manpower which overall held the total workforce there essentially flat. East Boulder Mine production in this year's third quarter decreased by about 6% to 34,000 ounces at a total cash cost of $391 per ounce from 36,200 ounces at a total cash cost of $392 per ounce in last year's third quarter. The lower East Boulder Mine output reflects a roughly 50% manpower reduction, as well as a more cost-driven focus centered around optimizing the site workforce within consolidated mining areas and at the same time adjusting support manpower to a level appropriate for these optimized mining areas. As a result, productivity has improved at both operations in 2009. With regard to sales, the average combined sales realization on mined palladium and platinum ounces, including the effect of contractual floor and ceiling prices, declined to $574 per ounce in this year's third quarter from $652 per ounce in the same period last year, driven by the decline in PGM market prices between the two periods.

Commenting on the Company's performance, Francis R. McAllister, Stillwater Chairman and CEO, noted, "I am very pleased to report that the Company is making significant strides forward in redesigning its operations and improving mining efficiency. While the Company's financial performance certainly has been aided by the recovery in prices for palladium and platinum during 2009, we also have seen the benefit of improving productivity and declining production costs. This restructuring of the way we operate is an urgent priority, particularly in view of the expiration of our supply agreement with Ford at the end of next year. In the past, the floor prices in the automotive contracts have protected us during periods of low PGM prices. The expiration of the floor prices will require us to be more resilient in responding to any downward pricing cycles. While there is still progress to be made in this area, I am particularly encouraged by the broad support within our Company for these efforts and by the successes demonstrated to date.

"In our third quarter 10-Q we have included a table that demonstrates this progress at both mines. The table compares total cash costs per ounce at each mine with the same costs last year. While on the surface the costs appear almost flat, when credits for by-products and recycling margins are excluded, we see significant progress in improving efficiency at both operations. The table is reproduced below. Note that, before taking the benefit of these credits into account, at the East Boulder Mine total cash costs for the third quarter of 2009 are more than $150 per ounce lower than for the same period last year. Progress at the Stillwater Mine is only slightly less, with total cash costs per ounce improved by about $125 per ounce (before credits) for the same periods. Importantly, our year-to-date progress is comparable to the third-quarter improvement.

                                             Three months     Nine months
                                                ended           ended
                                            September 30,   September 30,
                                            --------------  --------------
                                             2009    2008    2009    2008
                                            ------  ------  ------  ------
Stillwater Mine
    Total Cash Costs per Ounce before
     credits                                $  407  $  531  $  403  $  529
    Less recycling and by-product credits      (63)   (200)    (54)   (178)
                                            ------  ------  ------  ------
    Total Cash Costs per Ounce as reported  $  344  $  331  $  349  $  351

East Boulder Mine
    Total Cash Costs per Ounce before
     credits                                $  467  $  619  $  469  $  614
    Less recycling and by-product credits      (76)   (227)    (65)   (182)
                                            ------  ------  ------  ------
    Total Cash Costs per Ounce as reported  $  391  $  392  $  404  $  432
                                            ======  ======  ======  ======

"The sharp reduction in by-product and recycling credits that also is evident in the preceding table is attributable to at least two factors -- first, to the lower market prices for commodities generally experienced during the past year and, second, to the associated reduction in recycling volumes coming to market as lower PGM values have reduced the economic incentive to collect and recycle spent catalytic converters. The economic loss to our operations as a consequence of these lower credits is real and important. Without the benefit of the much improved mining efficiencies achieved in 2009, our total cash costs per ounce today (even including the remaining benefit of the credits) otherwise would be much more exposed to any downturn in PGM market prices.

(1) Total cash cost per ounce, a non-GAAP measure of extraction efficiency, is discussed in more detail below.

Performance Highlights

--  Third-quarter and year-to-date performance overall remains on track to meet or exceed previous 2009 annual guidance;
--  Year-to-date total cash costs at $363 per ounce are significantly better than the earlier guidance for the year of $399 per ounce;
--  The Company's available cash and other highly liquid securities increased by $24.7 million during the third quarter to $200.1 million due to higher PGM prices and significantly improved cost performance at the mines; mine production at 391,600 ounces through nine months is ahead of the rate needed to meet the previous 2009 guidance of 495,000 ounces;
--  As a result of the General Motors Corporation bankruptcy filing, the
    Company has lost the benefit of its PGM supply agreement with GM which otherwise would have expired on December 31, 2012; however, in the 2009 third quarter, stronger PGM prices have offset the financial impact of losing the favorable floor prices in the GM agreement;
--  Market prices for palladium and platinum have increased fairly steadily since the beginning of 2009;
--  Recycle volumes improved somewhat during the third quarter but remain well below plan and substantially below the levels experienced in prior years; and
--  Following the end of the third quarter, the Company completed the exchange of approximately 1.8 million newly issued common shares for $15 million principal amount of its outstanding convertible debentures thereby modestly reducing its leverage; the transaction will result in a non-cash transaction charge to earnings in the fourth quarter of about $8.1 million.

The Company's smelting and refining complex in Columbus, Montana processes concentrates from the Company's mines as well as recycled catalyst materials purchased from or processed on behalf of third parties. Including both purchased and tolled material, the Company processed recycling material containing a total of 60,800 ounces of platinum, palladium and rhodium through the smelter during the third quarter 2009, slightly less than half the 126,100 ounces fed into the smelter during the same period last year. Recycling activities contributed $1.7 million to the Company's operating margin (before corporate overhead and financing charges) during the third quarter of 2009, compared to $17.8 million in the third quarter of 2008. Volumes of material available for recycling have dropped off sharply with the decline in PGM prices, reflecting the market's reduced incentive to recycle at lower prices, as well as the steep losses incurred by many collectors in the industry as the value of their inventories declined. Further, with new car sales sharply lower, existing vehicles are being driven longer reducing the number being recycled. Volumes available for recycling have strengthened somewhat during 2009 from their earlier lows, but remain far below the robust levels seen during 2008.

"Prices for palladium and platinum have improved substantially since the end of 2008, although they still remain well below their 2008 highs. As of September 30, 2009, the afternoon posted price for platinum as quoted on the London Bullion Market Association (LBMA) was $1,287 per ounce, up from $898 per ounce at December 31, 2008. By comparison, however, in March of 2008 the price of platinum on the LBMA peaked at $2,273 per ounce. Similarly, palladium ended the 2009 third quarter quoted at $294 per ounce on the LBMA, up from $183 per ounce at the end of 2008. But during April 2008, palladium had reached a price on the LBMA of $582 per ounce. Prices of some of our other significant by-products, including rhodium, nickel and copper, also have strengthened since their lows in late 2008 but remain well below their earlier peaks.

"At the beginning of 2009, facing a sharp deterioration in the worldwide economic climate, much lower market prices for our principal products, and the uncertain results of some significant restructuring efforts then underway internally, we advised that for the year 2009 the Company would manage toward maintaining a stable cash position rather than toward maximizing earnings. To date in 2009, we have achieved the objective of maintaining cash stability, and in the third quarter of 2009 saw our ending cash position increase by $26.7 million to $181.1 million. If we include highly liquid securities holdings along with cash, our resulting liquidity increased by $24.7 million in the third quarter to $200.1 million at September 30, 2009. We also have reported positive earnings now for the second and third quarters of the year.

"Although a portion of this success to date has derived from improved operating efficiencies and higher market prices for PGMs than we originally forecasted, the cash stability also has been achieved by increased attention given to our capital programs. Capital investment in 2009 at the Stillwater Mine was reduced marginally, but at the East Boulder Mine it was trimmed back sharply to below the level necessary to maintain the reserve base and the mine infrastructure. It is important to recognize that we had been spending more than the minimum necessary reinvestment during 2004 through 2008 in order to advance the developed state of the two mines, so all of the 2009 cutbacks can be accommodated without lasting damage. The 2009 capital spending reductions have played a key role in helping to stabilize our cash position. As the year has progressed, with the successful implementation of the operating changes at the East Boulder Mine, we have been able to introduce a modestly expanded development program there, accomplishing this additional effort within the original budget constraints. Nevertheless, if the economic environment permits, we expect to increase our capital spending somewhat at both mines in 2010, although not necessarily back to the levels seen in earlier years."

Regarding the Company's recycling business segment, Mr. McAllister observed, "Along with the sharp decline in PGM prices during the second half of 2008, we also saw a steep reduction in the volume of recycling material arriving at our processing facilities. It appears to us that many of the businesses that collect old catalytic converters and supply them to the market experienced painful inventory losses as the value of their material on hand dropped in value, and some even exited the business altogether. The business now seems to be slowly recovering. Total PGM recycling feed to our smelter increased very slightly to 60,800 PGM ounces of platinum, palladium and rhodium in the 2009 third quarter from 60,600 ounces in this year's second quarter; that compares to 126,100 ounces fed in the third quarter of 2008. Despite the downturn, our recycling activities have remained profitable, although at much lower levels of profit than previously. Earnings from the Company's recycling business segment, including financing income, totaled $1.9 million in the 2009 third quarter, down sharply from $19.9 million in the third quarter of 2008. However, the balance sheet working capital employed to run our recycling business also has declined significantly to $18.9 million at September 30, 2009, from $138.2 million a year earlier."

Commenting on the loss of the Company's supply contract with General Motors in July, Mr. McAllister continued, "We announced previously the loss of our PGM supply agreement with General Motors Corporation. The contract was rejected at the request of GM under an order by the bankruptcy court with effect from July 7, 2009. We indicated in our second-quarter release that the effect of the contract loss, based on PGM prices in effect during the 2009 second quarter, would likely be to reduce the Company's earnings and cash flow by between $5 million and $10 million per year. In fact, with some continued strengthening of PGM prices during the third quarter, the financial effect of the contract loss in this year's third quarter was negligible. However, the loss of the floor price provisions in the GM agreement does increase the Company's exposure to any fresh downturn in PGM prices in the future. In response to the GM announcement, we certainly have appreciated the many letters of support and other efforts to intervene on our behalf by local, state and federal officials as well as by our shareholders and interested members of the general public. These efforts are continuing, although the likelihood appears small at this point of any reconsideration by General Motors."

Referring to the Company's 2009 business objectives, Mr. McAllister continued: "Mine production in this year's third quarter was 129,100 ounces, bringing year-to-date production to 391,600 ounces, or 79% of our full-year target, well ahead of the production rate required to meet our 2009 full-year production guidance. Consequently, we have updated our earlier full-year 2009 mine production guidance from 495,000 PGM ounces previously to 515,000 PGM ounces. With combined total cash costs for the third quarter at $357 per ounce and year-to-date total cash costs at $363 per ounce, we also have improved our 2009 guidance for average combined total cash costs to $375 per ounce from $399 per ounce earlier."

Turning to the Company's longer-term strategy, Mr. McAllister noted, "The Company's three primary strategic initiatives -- mine transformation, market development efforts, and corporate diversification -- remain in force, although we have adjusted the resources allocated to each of them in light of the current market environment.

"Over the past several years, we have made substantial progress at both mines in our efforts to strengthen safety performance, restore and expand the developed state, and rationalize our mining methods. We now have shifted our operating focus in the current pricing environment toward minimizing costs rather than necessarily maximizing mine production. Although one strategy for reducing the cost per ounce produced is to ramp up production and thereby benefit from economies of scale, in practice we have found that the incremental cost of added production at times may more than offset any benefit from economies of scale. That is particularly true when PGM prices are relatively low. Consequently, our focus during 2009 has been to optimize costs at current production levels, rather than trying to ramp up output at the mines. To date, anyway, this effort appears to have served us very well at both mines, with mining costs (before credits) down very substantially from their year-earlier levels, accompanied by an opportunity to fit in additional capital development without any increase in total cash spending and by some unplanned growth in production volumes. However, recognizing that the reduced economic benefit from the by-product and recycling credits has largely offset the benefits of our cost cutting, it is critical that we continue our focus on further reducing costs and increasing efficiency at both mines.

"Regarding market development, we are continuing to monitor PGM demand in China through our contacts in Shanghai, Beijing and Shenzhen, particularly with regard to palladium jewelry manufacturing and marketing. Despite the economic downturn, it appears that the popularity of palladium as a jewelry metal in China has continued strong, with Chinese demand still projected at nearly one million ounces for 2009. The Chinese automobile market also has continued its strong growth, with automobile sales projected to be on track for a 10% increase during 2009, probably surpassing the United States as the largest automobile market. Chinese investment demand also has remained strong for PGMs this year.

"With regard to our third strategic objective, corporate diversification, we continue to be concerned with our primary reliance on palladium and platinum. As we look to the future, we recognize our need to be opportunistic with regard to the potential for growth in order to serve the best interests of our shareholders. We continue to monitor opportunities in various mineral development projects, as well as potential merger or acquisition candidates. This effort to diversify the Company's operating risk has continued despite the worldwide recession on the theory that additional attractive investment opportunities may open up when market conditions are difficult.

"On balance," McAllister concluded, "I believe we are on track to achieve and exceed most of the operational objectives we set for ourselves for 2009. As we had planned, to date our cash position is not only stable, but actually growing; our capital and operating expenditures remain at or better than targeted levels; mine production should meet or exceed annual guidance; and morale at our operations continues to be positive. Despite the anguish associated with our earlier employee cutbacks and restructuring, our workforce has come through magnificently and I commend their initiative and resolve in response to these difficult adjustments."

Cash Flow and Liquidity

At September 30, 2009, the Company's available cash and cash equivalents (excluding $35.9 million of restricted cash) totaled $181.1 million, up $26.7 million from June 30, 2009, and up $19.3 million from December 31, 2008. If we include the Company's available-for-sale investments, total available cash and investments at September 30, 2009, was $200.1 million, up $24.7 million from June 30, 2009 and up $19.3 million from $180.8 million at the end of last year. Net working capital, comprised of total current assets including available cash, less current liabilities, increased during the third quarter of 2009 to $258.0 million, from $235.9 million at June 30, 2009, and from $230.4 million at December 31, 2008. Recycling inventories and advances decreased by $2.5 million during the quarter.

Net cash provided by operating activities (which includes changes in working capital) totaled $31.7 million in this year's third quarter, compared to $47.9 million of cash provided by operations in the third quarter of 2008. During the third quarter of 2008, growth in working capital associated with recycling largely offset the stronger earnings contribution in that period. Capital expenditures were $7.1 million in the third quarter of 2009, while capital spending in the third quarter of 2008 totaled $21.7 million. Capital spending was cut back in 2009 as a result of lower PGM prices.

Outstanding debt at September 30, 2009, was $211.0 million, unchanged from June 30, 2009, and December 31, 2008. Subsequent to the end of the 2009 third quarter, the Company concluded a transaction with an unaffiliated third-party bondholder for the exchange of approximately 1.8 million newly issued common shares for $15 million principal amount of its outstanding 1.875% convertible debentures maturing in 2028. The repurchased debentures have been retired. Although the exchange was economically advantageous, the Company accounted for the transaction as an "induced conversion," which will result in a fourth quarter non-cash transaction loss of approximately $8.1 million. An induced conversion is a transaction in which the conversion privileges in a convertible debt instrument are changed or additional consideration is paid to debt holders for the purpose of inducing prompt conversion of the debt to equity securities.

Third quarter Results - Details

For the third quarter of 2009, the Company's mine production was 129,100 PGM ounces including 95,100 ounces from the Stillwater Mine and 34,000 ounces from the East Boulder Mine. For the comparable quarter of 2008, the mines produced 120,000 ounces including 83,800 ounces at the Stillwater Mine and 36,200 ounces at the East Boulder Mine. Stillwater Mine's production benefited from the additional miners transferred in from the East Boulder Mine in conjunction with the fourth quarter 2008 restructuring. The lower production at the East Boulder Mine reflected the reduced workforce there as the Company has limited production areas to those that can be most efficiently mined and supported in the current low-price environment.

Sales out of mine production totaled 137,400 ounces in the third quarter of 2009 at an overall average realization of $574 per ounce, up from 111,400 ounces at $652 per ounce in the third quarter of 2008. Mine revenues increased to $85.6 million in the 2009 third quarter from $78.0 million in the same quarter of 2008. The higher 2009 mine revenues resulted from higher sales volumes in 2009, offset by lower realized prices. The Company's average realization on palladium sales from mine production was $360 per ounce in the 2009 third quarter, reflecting the average floor price in the automotive contracts, compared to $409 per ounce for the same period in 2008. The Company's average net realization on platinum (after losses in 2008 on forward sales and the effect of contractual ceiling prices) was $1,174 per ounce in the third quarter of 2009 and $1,569 per ounce in the 2008 third quarter. Comparing these prices to the market, the London Metals Exchange afternoon posted prices per ounce for palladium and platinum were $294 and $1,287, respectively, on September 30, 2009, and $199 and $1,004, respectively, on September 30, 2008.

In its recycling activities, the Company processes material purchased from third parties and toll material that is processed on behalf of others for a fee, normally recovering platinum, palladium and rhodium. During the third quarter of 2009, the Company processed 60,800 total ounces of PGMs from recycled catalytic materials, including both purchased and tolled material. By comparison, in the third quarter of 2008, the Company processed 126,100 ounces of recycled material. The Company delivered for sale a total of 37,000 ounces of platinum, palladium and rhodium from recycled inventories during the third quarter 2009 at an overall average price of $686 per ounce; for the third quarter of 2008, the Company sold 84,300 recycled ounces at an average realization of $2,008 per ounce. The reduced level of activity in the third quarter of 2009 reflected a much lower level of PGM recycling activity worldwide as a result of lower metals prices and continued economic challenges for recycling collectors.

Revenues for the third quarter of 2009 were $112.0 million, down 55.9% from the $254.2 million recorded in the third quarter of 2008. Proceeds from sales of mined PGMs and by-products totaled $85.6 million in the 2009 third quarter, 9.7% higher than the $78.0 million in the same quarter of 2008, again resulting from higher production volumes and offset by lower PGM prices in the third quarter of 2009. Recycling revenues declined to $26.2 million from $169.8 million in last year's third quarter. Re-sales of purchased metal generated $0.2 million and $6.3 million in revenue during the 2009 and 2008 third quarters, respectively.

Costs of metals sold (before depreciation and amortization expense) decreased to $80.5 million in the 2009 third quarter from $223.8 million in the third quarter of 2008. Mining costs included in costs of metals sold declined to $55.8 million in the 2009 third quarter from $65.5 million in the 2008 third quarter. Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $24.5 million in the third quarter of 2009, much lower than the $152.0 million reported in the third quarter of 2008. Notably lower recycling volumes processed and sold coupled with much lower costs per ton to acquire recycled material contributed to the lower costs of metals sold from PGM recycling activities. Third quarter costs also included $1.0 million in 2009 of lower-of-cost-or-market adjustments to inventories, and the purchase for resale of a total of 400 ounces of palladium, platinum and rhodium at a cost of $0.2 million in 2009, and 15,400 palladium ounces at a cost of $6.3 million in 2008.

Depreciation and amortization expense decreased to $18.5 million in the 2009 third quarter from $19.0 million in the same period of 2008. The decrease is attributable to lower mine sales production in 2009 and to an impairment write-down of East Boulder asset values at the end of 2008.

General and administrative ("G&A") costs, including marketing and exploration expenses, decreased to $6.8 million in the third quarter of 2009 from $12.9 million in the same period of 2008, resulting in part from staff reductions that were part of the fourth quarter 2008 restructuring. Also included in the 2009 third quarter was a $0.3 million write-down of the Company's trade receivables. Included in the 2008 third quarter was a $3.0 million write down of the Company's long-term equity holdings in two exploration companies.

The reported net income of $4.4 million for the third quarter of 2009 included, by business segment, a net income of $10.8 million from mining operations and net income of $1.9 million from recycling activities, less corporate costs including $6.8 million of G&A expense which includes $0.3 million of asset-related expenses and $1.5 million of unallocated net interest expense.

For the third quarter of 2008, the reported net income of $0.1 million included a loss from mining operations of $6.4 million, and income from recycling activities of $19.9 million. These earnings items were offset in part by $12.9 million of G&A expense which included $3.0 million of asset related expenses and $1.0 million pertaining to unallocated interest expense and a recoupment of accrued income tax of about $0.4 million.

First Nine Months' Results - Details

In the first nine months of 2009, the Company's mining operations produced 391,600 PGM ounces including 291,000 ounces from the Stillwater Mine and 100,600 ounces from the East Boulder Mine.

For the comparable period in 2008, total mine production of 375,200 ounces included Stillwater Mine production of 257,200 ounces and East Boulder production of 118,000 ounces. Stillwater Mine's production benefited from the additional miners transferred in from the East Boulder Mine in conjunction with the fourth quarter 2008 restructuring. The lower production at the East Boulder Mine reflected the reduced workforce there as the Company has limited production areas to those that can be most efficiently mined and supported in the current low-price environment.

Sales of palladium and platinum from mine production totaled 387,700 ounces in the first nine months of 2009 at an overall average realization of $540 per ounce, down from 381,600 ounces at $675 per ounce in the same period of 2008. The Company's average realization on palladium sales from mine production was $362 per ounce in the 2009 first nine months, reflecting the average floor price in the automotive contracts, compared to $424 per ounce for the same period in 2008. The comparable average realization on platinum, net of losses on forward sales and contractual ceiling prices on 14% of mine production, was $1,089 per ounce for the first nine months of 2009 and $1,553 per ounce in the 2008 first nine months.

During the first nine months of 2009, the Company processed 160,100 ounces of PGMs from recycled catalytic materials, including both purchased catalyst and toll material processed on behalf of others for a fee. By comparison, in the first nine months of 2008, the Company processed 319,100 ounces of recycled material. Of the purchased catalyst processed, the Company sold a total of 73,100 ounces of platinum, palladium and rhodium during the first nine months of 2009 at an overall average price of $784 per ounce; for the first nine months of 2008, the Company sold 204,700 recycled ounces at an average realization of $1,773 per ounce.

Revenues for the first nine months of 2009 totaled $292.6 million, down 56.6% from $673.7 million in the first nine months of 2008. Proceeds from sales of mined PGMs totaled $226.7 million in the 2009 first nine months, down from $290.7 million in the same period of 2008. Recycling revenues declined to $60.2 million from $364.4 million in last year's first nine months. The decrease in PGM recycling revenues is a combination of much lower prices realized for PGM sales thus far in 2009 as compared to 2008, and much lower volumes sold. Re-sales of purchased metal generated $5.8 million and $18.6 million in revenue during the 2009 and 2008 periods, respectively.

Costs of metals sold (before depreciation and amortization expense) decreased to $218.2 million in the 2009 first nine months from $563.0 million in the first nine months of 2008. Mining costs included in costs of metals sold decreased to $156.8 million in the 2009 first nine months from $207.7 million in the 2008 period. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $55.7 million in the first nine months of 2009, down from $336.8 million in the first nine months of 2008. Lower recycling volumes processed and sold coupled with much lower costs per ton to acquire recycled material contributed to the lower costs of metals sold from PGM recycling activities. The 2009 first nine months costs also included $5.7 million for 12,600 ounces of palladium, 2,900 ounces of platinum and a trace amount of rhodium for re-sale; first nine months 2008 costs included $18.5 million for the purchase of 42,800 ounces of palladium for re-sale.

Depreciation and amortization expense decreased to $52.8 million in the 2009 first nine months compared to $61.5 million in the same period of 2008. The decrease is attributable to lower mine production in 2009 and to an impairment write-down of East Boulder asset values at the end of 2008.

General and administrative costs (G&A), including exploration expenses, totaled $20.4 million for the first nine months of 2009 and $30.9 million in the 2008 first nine months. The decrease is in part from staff reduction that was part of the fourth quarter 2008 restructuring. The Company has continued its marketing program in 2009, spending $1.6 million for marketing purposes in the first nine months of 2009 compared to $4.9 million for the comparable period in 2008.

The Company's reported net loss of $3.0 million for the first nine months of 2009 included, by business segment, $16.7 million of income from mining operations and $4.9 million of income from recycling activities, less corporate G&A costs of $20.4 million and unallocated net interest expense of $4.2 million.

For the first nine months of 2008, the reported net income of $19.2 million included, by business segment, $21.5 million of income from mining operations and $33.3 million of income from recycling activities, less corporate G&A costs of $30.9 million and $4.9 million of unallocated net interest expense.

Stillwater Mining Company has scheduled its 2009 third quarter results conference call at 10:00 a.m. Mountain Standard Time (12:00 p.m. Eastern Standard Time) on November 6, 2009. Dial-in numbers:

United States:  (800) 288-9626
International:  (612) 332-0632

Questions for online participation in the meeting can be submitted to https://www.webmeeting.att.com. The conference call will also be simultaneously webcast on the Company's website www.stillwatermining.com in the Investor Relations section.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding the duration and overall effects of the current worldwide financial and credit crises, the effects of restructuring the Company's operations and maintaining a skilled work force, the automotive market and the health of the automobile manufacturers, expansion plans and realignment of operations, costs, grade, production and recovery rates, permitting, labor matters, financing needs and the terms of future credit facilities, capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation and the palladium and platinum market. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the Company's 2008 Annual Report on Form 10-K on file with the United States Securities and Exchange Commission and available on the Company's website.

Financial Statements and Key Factors Tables

Stillwater Mining Company
Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

                                 Three months ended     Nine months ended
                                    September 30,         September 30,
                                --------------------  --------------------
                                  2009       2008       2009       2008
                                ---------  ---------  ---------  ---------
Revenues
    Mine production             $  85,552  $  78,040  $ 226,691  $ 290,707
    PGM recycling                  26,207    169,801     60,166    364,432
    Other                             245      6,342      5,752     18,557
                                ---------  ---------  ---------  ---------
        Total revenues            112,004    254,183    292,609    673,696
Costs and expenses
    Costs of metals sold
        Mine production            55,816     65,544    156,754    207,734
        PGM recycling              24,482    151,967     55,661    336,805
        Other                         243      6,284      5,741     18,469
                                ---------  ---------  ---------  ---------
          Total costs of
           metals sold             80,541    223,795    218,156    563,008
    Depreciation and
     amortization
        Mine production            18,504     18,952     52,667     61,346
        PGM recycling                  45         48        134        144
                                ---------  ---------  ---------  ---------
          Total depreciation
           and amortization        18,549     19,000     52,801     61,490
                                ---------  ---------  ---------  ---------
            Total costs of
             revenues              99,090    242,795    270,957    624,498
    Marketing                         367      1,209      1,602      4,944
    General and administrative      6,404      8,625     18,651     22,951
    Impairment of long-term
     investments                        -      3,029        119      3,029
    (Gain)/loss on disposal of
     property, plant and
     equipment                        402        (22)       602        130
                                ---------  ---------  ---------  ---------
            Total costs
             and expenses         106,263    255,636    291,931    655,552
Operating income (loss)             5,741     (1,453)       678     18,144
Other income (expense)
  Other                                27          -         76        145
  Interest income                     386      2,895      1,471      8,906
  Interest expense                 (1,724)    (1,735)    (5,182)    (7,993)
                                ---------  ---------  ---------  ---------
Income (loss) before income tax
 provision                          4,430       (293)    (2,957)    19,202
Income tax benefit (provision)          -        374          -          -
                                ---------  ---------  ---------  ---------
Net income (loss)               $   4,430  $      81  $  (2,957) $  19,202
                                ---------  ---------  ---------  ---------
Other comprehensive income
 (loss)                                92        (72)       139      5,920
                                ---------  ---------  ---------  ---------
Comprehensive income (loss)     $   4,522  $       9  $  (2,818) $  25,122
                                =========  =========  =========  =========
Weighted average common shares
 outstanding
  Basic                            94,579     93,134     94,257     92,872
  Diluted                          95,401     93,149     94,257     93,183
Basic earnings (loss) per share
                                ---------  ---------  ---------  ---------
        Net income (loss)       $    0.05  $    0.00  $   (0.03) $    0.21
                                =========  =========  =========  =========
Diluted earnings (loss) per
 share
                                ---------  ---------  ---------  ---------
        Net income (loss)       $    0.05  $    0.00  $   (0.03) $    0.21
                                =========  =========  =========  =========

Stillwater Mining Company
Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

                                                      September  December
                                                         30,        31,
                                                        2009       2008
                                                      ---------  ---------
ASSETS
 Current assets
  Cash and cash equivalents                           $ 181,126  $ 161,795
  Investments, at fair market value                      18,997     18,994
  Inventories                                            76,458     73,413
  Trade receivables                                       2,157      2,369
  Deferred income taxes                                  18,142     17,443
  Other current assets                                    9,348     11,542
                                                      ---------  ---------
   Total current assets                               $ 306,228  $ 285,556
                                                      ---------  ---------
 Property, plant and equipment (net of $275,140 and
  $232,112 accumulated depreciation and amortization)   371,934    393,412
  Restricted cash                                        35,945     35,595
  Other noncurrent assets                                 9,720      9,701
                                                      ---------  ---------
   Total assets                                       $ 723,827  $ 724,264
                                                      =========  =========
LIABILITIES  AND STOCKHOLDERS' EQUITY
 Current liabilities
  Accounts payable                                    $   9,785  $  14,662
  Accrued payroll and benefits                           25,199     24,111
  Property, production and franchise taxes payable       10,148     10,749
  Current portion of long-term debt                           -         97
  Other current liabilities                               3,056      5,489
                                                      ---------  ---------
   Total current liabilities                             48,188     55,108
 Long-term debt                                         210,970    210,947
 Deferred income taxes                                   18,142     17,443
 Accrued workers compensation                             4,737      6,761
 Asset retirement obligation                              7,478      7,028
 Other noncurrent liabilities                             6,119      4,448
                                                      ---------  ---------
   Total liabilities                                  $ 295,634  $ 301,735
                                                      ---------  ---------
 Stockholders' equity
  Preferred stock, $0.01 par value, 1,000,000 shares
   authorized; none issued                                    -          -
  Common stock, $0.01 par value, 200,000,000 shares
   authorized; 94,657,920 and 93,665,855 shares
   issued and outstanding                                   947        937
  Paid-in capital                                       649,129    640,657
  Accumulated deficit                                  (221,862)  (218,905)
  Accumulated other comprehensive loss                      (21)      (160)
                                                      ---------  ---------
   Total stockholders' equity                           428,193    422,529
                                                      ---------  ---------
   Total liabilities and stockholders' equity         $ 723,827  $ 724,264
                                                      =========  =========

Stillwater Mining Company
Statements of Cash Flows
(Unaudited)
(in thousands)

                                 Three months ended     Nine months ended
                                    September 30,         September 30,
                                --------------------  --------------------
                                  2009       2008       2009       2008
                                ---------  ---------  ---------  ---------
Cash flows from operating
 activities
Net income (loss)               $   4,430  $      81  $  (2,957) $  19,202
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
  Depreciation and amortization    18,549     19,000     52,801     61,490
  Lower of cost or market
   inventory adjustment               982      3,370     10,879      3,370
  Impairment of long-term
   investments                          -      3,029        119      3,029
  (Gain)/loss on disposal of
   property, plant and equipment      402        (22)       602        130
  Asset retirement obligation         153        224        450        657
  Stock issued under employee
   benefit plans                    1,265      1,399      3,534      4,340
  Amortization of debt issuance
   costs                              264        264        793      2,950
  Share based compensation          1,902      1,388      4,945      3,771
Changes in operating assets and
 liabilities:
  Inventories                       3,649     16,394    (13,902)   (48,560)
  Trade receivables                   162      7,517        212      4,264
  Employee compensation and
   benefits                            35        610      1,094      3,699
  Accounts payable                 (4,791)    (7,088)    (4,877)    (1,066)
  Property, production and
   franchise taxes payable          1,420       (330)     1,070      1,246
  Workers compensation             (1,101)      (809)    (2,024)    (1,625)
  Restricted cash                   2,100          -       (350)         -
  Other                             2,248      2,875       (708)   (13,365)
                                ---------  ---------  ---------  ---------
Net cash provided by operating
 activities                        31,669     47,902     51,681     43,532
                                ---------  ---------  ---------  ---------
Cash flows from investing
 activities
  Capital expenditures             (7,094)   (21,681)   (32,282)   (63,284)
  Purchases of long-term
   investments                          -       (601)         -       (948)
  Proceeds from disposal of
   property, plant and equipment      149        100        195        315
  Purchases of investments              -    (22,743)   (20,947)   (34,135)
  Proceeds from maturities of
   investments                      1,995      1,987     20,781     38,508
                                ---------  ---------  ---------  ---------
Net cash used in investing
 activities                        (4,950)   (42,938)   (32,253)   (59,544)
                                ---------  ---------  ---------  ---------
Cash flows from financing
 activities
  Payments on debt                      -          -        (97)   (98,422)
  Payments for debt issuance
   costs                                -        (26)         -     (5,098)
  Proceeds from issuance of
   convertible debentures               -          -          -    181,500
  Restricted cash                       -        525          -    (20,170)
  Issuance of common stock              -          -          -      2,990
                                ---------  ---------  ---------  ---------
Net cash (used in) provided by
 financing activities                   -        499        (97)    60,800
                                ---------  ---------  ---------  ---------
Cash and cash equivalents
  Net increase                     26,719      5,463     19,331     44,788
  Balance at beginning of
   period                         154,407    100,761    161,795     61,436
                                ---------  ---------  ---------  ---------
Balance at end of period        $ 181,126  $ 106,224  $ 181,126  $ 106,224
                                =========  =========  =========  =========

Stillwater Mining Company
Key Factors
(Unaudited)

                                    Three months ended  Nine months ended
                                       September 30,       September 30,
                                    ------------------- -------------------
                                      2009      2008      2009      2008
                                    --------- --------- --------- ---------
OPERATING AND COST DATA FOR MINE
PRODUCTION

Consolidated:

Ounces produced (000)
Palladium                                  99        93       301       289
Platinum                                   30        27        91        86
                                    --------- --------- --------- ---------
Total                                     129       120       392       375
                                    ========= ========= ========= =========

Tons milled (000)                         277       265       811       788
Mill head grade (ounce per ton)          0.50      0.49      0.52      0.50

Sub-grade tons milled (000) (1)            24        36        69       121
Sub-grade tons mill head grade
 (ounce per ton)                         0.21      0.17      0.19      0.17

Total tons milled (000) (1)               301       301       880       909
Combined mill head grade
 (ounce per ton)                         0.48      0.45      0.49      0.46
Total mill recovery (%)                    91        89        91        90

Total operating costs per
 ounce (Non-GAAP) (2)               $     302 $     296 $     311 $     304
Total cash costs per ounce
 (Non-GAAP) (2)                     $     357 $     349 $     363 $     377
Total production costs per
 ounce (Non-GAAP) (2)               $     502 $     519 $     499 $     539
Total operating costs per
 ton milled (Non-GAAP) (2)          $     130 $     118 $     138 $     125
Total cash costs per ton
 milled (Non-GAAP) (2)              $     153 $     139 $     161 $     156
Total production costs per
 ton milled (Non-GAAP) (2)          $     215 $     207 $     222 $     223

Stillwater Mine:

Ounces produced (000)
Palladium                                  73        65       223       197
Platinum                                   22        19        68        60
                                    --------- --------- --------- ---------
Total                                      95        84       291       257
                                    ========= ========= ========= =========

Tons milled (000)                         184       172       545       498
Mill head grade (ounce per ton)          0.55      0.53      0.57      0.55
Sub-grade tons milled (000) (1)            12        22        34        67
Sub-grade tons mill head grade
 (ounce per ton)                         0.23      0.15      0.19      0.15
Total tons milled (000) (1)               196       194       579       565
Combined mill head grade
 (ounce per ton)                         0.53      0.49      0.55      0.51
Total mill recovery (%)                    92        89        92        90

Total operating costs per
 ounce (Non-GAAP) (2)               $     292 $     280 $     301 $     281
Total cash costs per
 ounce (Non-GAAP) (2)               $     344 $     331 $     349 $     351
Total production costs per
 ounce (Non-GAAP) (2)               $     481 $     475 $     473 $     488

Total operating costs per
 ton milled (Non-GAAP) (2)          $     142 $     121 $     151 $     128
Total cash costs per ton
 milled (Non-GAAP) (2)              $     167 $     143 $     175 $     160
Total production costs per
 ton milled (Non-GAAP) (2)          $     233 $     205 $     238 $     222

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                    Three months ended  Nine months ended
                                       September 30,       September 30,
                                    ------------------- -------------------
                                      2009      2008      2009      2008
                                    --------- --------- --------- ---------
OPERATING AND COST DATA FOR MINE
 PRODUCTION
(Continued)

East Boulder Mine:

Ounces produced (000)
Palladium                                  26        28        78        92
Platinum                                    8         8        23        26
                                    --------- --------- --------- ---------
Total                                      34        36       101       118
                                    ========= ========= ========= =========

Tons milled (000)                          93        93       266       290
Mill head grade (ounce per ton)          0.39      0.41      0.40      0.42

Sub-grade tons milled (000) (1)            12        14        35        54
Sub-grade tons mill head grade
 (ounce per ton)                         0.20      0.20      0.19      0.18

Total tons milled (000) (1)               105       107       301       344
Combined mill head grade
 (ounce per ton)                         0.37      0.38      0.38      0.39
Total mill recovery (%)                    89        89        89        90

Total operating costs per
 ounce (Non-GAAP) (2)               $     329 $     332 $     341 $     352
Total cash costs per ounce
 (Non-GAAP) (2)                     $     391 $     392 $     404 $     432
Total production costs per
 ounce (Non-GAAP) (2)               $     562 $     622 $     572 $     653

Total operating costs per
 ton milled (Non-GAAP) (2)          $     107 $     112 $     114 $     121
Total cash costs per ton
 milled (Non-GAAP) (2)              $     127 $     132 $     135 $     148
Total production costs per
 ton milled (Non-GAAP) (2)          $     182 $     210 $     191 $     224

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                    Three months ended  Nine months ended
(in thousands, where noted)            September 30,       September 30,
                                    ------------------- -------------------
                                      2009      2008      2009      2008
                                    --------- --------- --------- ---------
SALES AND PRICE DATA

Ounces sold (000)
Mine production:
  Palladium (oz.)                         101        88       293       297
  Platinum (oz.)                           36        23        94        85
                                    --------- --------- --------- ---------
    Total                                 137       111       387       382

Other PGM activities: (5)
  Palladium (oz.)                          20        50        50       129
  Platinum (oz.)                           15        42        32       100
  Rhodium (oz.)                             3         8         7        18
                                    --------- --------- --------- ---------
    Total                                  38       100        89       247
                                    --------- --------- --------- ---------

By-products from mining: (6)
  Rhodium (oz.)                             1         -         3         2
  Gold (oz.)                                3         2         7         7
  Silver (oz.)                              1         2         4         7
  Copper (lb.)                            216       213       604       727
  Nickel (lb.)                            240       187       669       709

Average realized price per ounce (3)
Mine production:
  Palladium ($/oz.)                 $     360 $     409 $     362 $     424
  Platinum ($/oz.)                  $   1,174 $   1,569 $   1,089 $   1,553
    Combined ($/oz)(4)              $     574 $     652 $     540 $     675

Other PGM activities: (5)
  Palladium ($/oz.)                 $     244 $     423 $     264 $     425
  Platinum ($/oz.)                  $   1,161 $   2,018 $   1,101 $   1,776
  Rhodium ($/oz)                    $   1,385 $   9,097 $   2,278 $   8,168

By-products from mining: (6)
  Rhodium ($/oz.)                   $   1,581 $   4,596 $   1,379 $   8,263
  Gold ($/oz.)                      $     973 $     852 $     941 $     899
  Silver ($/oz.)                    $      16 $      13 $      14 $      16
  Copper ($/lb.)                    $    2.44 $    3.25 $    1.94 $    3.34
  Nickel ($/lb.)                    $    9.35 $    8.84 $    7.41 $   11.23

Average market price per ounce (4)
  Palladium ($/oz.)                 $     272 $     332 $     236 $     405
  Platinum ($/oz.)                  $   1,230 $   1,546 $   1,143 $   1,810
    Combined ($/oz)(4)              $     525 $     586 $     456 $     717

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only.

(2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment writedowns, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs. Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP).
    Please see "Reconciliation of Non-GAAP Measures to Costs of Revenues"
    and the accompanying discussion for additional detail.

(3) The Company's average realized price represents revenues, which include the effect of contract floor and ceiling prices, hedging gains and losses realized on commodity instruments and contract discounts, divided by ounces sold. The average market price represents the average London PM Fix for the actual months of the period.

(4) The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

(5) Ounces sold and average realized price per ounce from other PGM activities relate to ounces produced from processing of catalyst materials, ounces purchased in the open market for resale.

(6) By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

Reconciliation of Non-GAAP measures to costs of revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Statement of Operations and Comprehensive Income/(Loss). For the Stillwater Mine, the East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated costs of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for the Stillwater Mine, the East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company's Statement of Operations and Comprehensive Income/(Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from secondary recycling, and changes in product inventories. This non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or secondary recycling activities. The Company uses it as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the Company's mines. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated (for each mine or consolidated) as total costs of revenues adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, depreciation and amortization and asset retirement costs and changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

                                    Three months ended  Nine months ended
                                      September 30,       September 30,
(in thousands)                        2009      2008      2009      2008
                                    --------  --------  --------  --------
Consolidated:

Reconciliation to consolidated
 costs of revenues:
Total operating costs (Non-GAAP)    $ 39,007  $ 35,487  $121,754  $113,869
  Royalties, taxes and other           7,079     6,385    20,383    27,444
                                    --------  --------  --------  --------
Total cash costs (Non-GAAP)         $ 46,086  $ 41,872  $142,137  $141,313
  Asset retirement costs                 153       223       450       657
  Depreciation and amortization       18,504    18,953    52,667    61,347
  Depreciation and amortization
   (in inventory)                         79     1,212        22      (907)
                                    --------  --------  --------  --------
Total production costs (Non-GAAP)   $ 64,822  $ 62,260  $195,276  $202,410
  Change in product inventories        1,126     3,112    (2,527)   18,774
  Costs of recycling activities       24,482   151,967    55,661   336,805
  Recycling activities
   - depreciation                         45        48       134       144
  Add: Profit from recycling
   activities                          1,923    19,935     4,902    33,256
                                    --------  --------  --------  --------
Total consolidated costs
 of revenues (2)                    $ 92,398  $237,322  $253,446  $591,389
                                    ========  ========  ========  ========

Stillwater Mine:

Reconciliation to costs
 of revenues:
Total operating costs (Non-GAAP)    $ 27,817  $ 23,488  $ 87,454  $ 72,309
  Royalties, taxes and other           4,953     4,210    13,997    18,040
                                    --------  --------  --------  --------
Total cash costs (Non-GAAP)         $ 32,770  $ 27,698  $101,451  $ 90,349
  Asset retirement costs                 128       163       377       479
  Depreciation and amortization       12,524    10,943    35,306    34,742
  Depreciation and amortization
   (in inventory)                        288       958       607      (177)
                                    --------  --------  --------  --------
Total production costs (Non-GAAP)   $ 45,710  $ 39,762  $137,741  $125,393
  Change in product inventories          651    (3,964)   (4,716)      236
  Add: Profit from recycling
   activities                          1,420    13,021     3,649    23,578
                                    --------  --------  --------  --------
Total costs of revenues             $ 47,781  $ 48,819  $136,674  $149,207
                                    ========  ========  ========  ========

East Boulder Mine:

Reconciliation to costs
 of revenues:
Total operating costs (Non-GAAP)    $ 11,190  $ 12,000  $ 34,300  $ 41,561
  Royalties, taxes and other           2,126     2,175     6,386     9,404
                                    --------  --------  --------  --------
Total cash costs (Non-GAAP)         $ 13,316  $ 14,175  $ 40,686  $ 50,965
  Asset retirement costs                  25        60        73       178
  Depreciation and amortization        5,980     8,010    17,361    26,605
  Depreciation and amortization
   (in inventory)                       (209)      254      (585)     (730)
                                    --------  --------  --------  --------
Total production costs (Non-GAAP)   $ 19,112  $ 22,499  $ 57,535  $ 77,018
  Change in product inventories          232     1,207    (3,552)     (780)
  Add: Profit from recycling
   activities                            503     6,914     1,253     9,678
                                    --------  --------  --------  --------
Total costs of revenues             $ 19,847  $ 30,620  $ 55,236  $ 85,916
                                    ========  ========  ========  ========

Other PGM activities: (1)

Reconciliation to costs
 of revenues:
  Change in product inventories     $    243  $  5,868  $  5,741  $ 19,317
  Recycling activities
   - depreciation                         45        48       134       144
  Costs of recycling activities       24,482   151,967    55,661   336,805
                                    --------  --------  --------  --------
Total costs of revenues             $ 24,770  $157,883  $ 61,536  $356,266
                                    ========  ========  ========  ========

(1)   Other PGM activities include recycling and other.

(2)   Revenue from the sale of mined by-products is credited against gross production costs for Non-GAAP presentation. Revenue from the sale of mined by-products is reported on the Company's financial statements as mined revenue and is included in consolidated costs of revenues.
      Total costs of revenues in the above table have been reduced by approximately $6.7 million and $5.5 million for the third quarter of
      2009 and 2008, respectively, and $17.5 million and $33.1 million for the nine-month periods ended September 30, 2009 and 2008,
      respectively.

Note: Costs and profits from recycling activities have been revised to include a reduction of recycling rhodium costs of $0.4 million for the three-month period ended September 30, 2008 and additional recycling rhodium costs of $0.8 million for the nine-month period ended September 30, 2008. See Note 3 "Correction of Immaterial Error"
      to the Company's 2008 Annual Report on Form 10-K for additional information.

CONTACT:
Gregory Wing
(406) 373-8700